EXHIBIT 99.1

For release on Friday October 14, 2005, 2005

PRESS RELEASE

Spokane, Washington – 14 October, 2005

IDAHO GENERAL MINES, INC.

Trading Symbol: IGMI.OB (OTC:BB)

Idaho General Announces Optimized Plan of Operations for Its World-Class Mount Hope Molybdenum Project

October 14, 2005 – Spokane, Washington – Idaho General Mines (OTCBB:IGMI) (“Idaho General” or the “Company”) today announced a definitive Plan of Operations for its world-class Mount Hope Molybdenum Project in central Nevada.  The new plan is an optimized combination of the previously-announced plans from the Phase 1 and Phase 2 feasibility studies.  The new plan will be submitted to the U.S. Bureau of Land Management (BLM) as the official Plan of Operations for the Mount Hope Project.

Economic highlights of the Plan of Operations, using a conservative life-of-mine molybdenum price forecast of $7 per pound, include:

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Payback of the required $416 million capital costs in approximately 4 years.

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An Internal Rate of Return (IRR) of 19.1-percent.

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An associated Net Present Value (NPV), at an 8-percent discount rate, of $370 million.

The following table provides the economic sensitivity of the Mount Hope Project to various discount rates and molybdenum price points.  Note that the range of molybdenum prices used by Idaho General in its Mount Hope feasibility studies is significantly below the prevailing market prices of the last 18 months.  The current molybdenum price exceeds $30 per pound.

Mount Hope Project Plan of Operations - Economic Sensitivities

Parameter Variation	Average Moly Price (US$/lb)	IRR (%)	NPV at 5% (US$ M)	NPV at 8% (US$ M)	NPV at 10% (US$ M)
Moly Price Sensitivity (Change from base case annual variable prices)	5.00	7.0	71	-26	-63
	6.00	13.7	391	174	91
	7.00	19.1	707	370	242
	8.00	23.7	1,011	559	388
	9.00	27.7	1,303	741	527

(Notes: NPV in millions of U.S. Dollars; IRR and NPV are given after taxes, depletion, and depreciation.  Estimate is based on Q2, 2005 unit rates.)

Production highlights of the Plan of Operations include:

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35 million pounds of average annual molybdenum production over the first 5 years of operation from mineralized material averaging 0.118-percent molybdenum at cash costs less than $3.15/lb.

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31 million pounds of average annual molybdenum production over the first 11 years of operation from mineralized material averaging 0.106-percent molybdenum at cash costs less than $3.40/lb.

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Beginning in Year 12, an expanded throughput capacity from 40,000 to 50,000 metric tonnes per day requiring modest capital investment for an additional ball mill and associated floatation cells.

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Approximately 1.27 billion pounds of total molybdenum production over a 53-year mine life.

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A roasting facility sized to accommodate a nominal minimum capacity of 38.5 million pounds of molybdenum per year, leaving an average of 14.5 million pounds of annual toll roasting capacity.

The following table summarizes key production parameters for the Mount Hope Project.

Mount Hope Project Plan of Operations – Production Parameters

	Years 1-5	Years 1-11	Years 12-53
Daily Throughput (Metric Tonnes Per Day)	40,000	40,000	50,000
Total Throughput (Millions of Metric Tonnes)	73	160	760
Molybdenum Head Grade to Mill (% Mo)	0.118	0.106	0.062
Waste (Millions of Metric Tonnes)	244	490	1,111
Annual Molybdenum Production (Millions of Pounds)	35	31	22
Total Recovered Molybdenum (Millions of Pounds)	176	344	925

(Notes: Pre-strip prior to Year 1 is 43 million metric tonnes, which is included in the project capital but is not included in this table.  One tonne is equivalent to 2204.6 lbs.  All head grades are given in terms of molybdenum metal (Mo).  Cash costs include mining, milling, roasting, marketing, reclamation, and royalty.)

Idaho General President and CEO Bob Russell stated, “With the dramatic rise of the molybdenum price in recent years, there has been an understandable surge in arm-waving among the owners and promoters of various molybdenum exploration and development projects.  However, our feasibility studies, backed by

165 drill holes totaling 230,000 feet of diamond drill core, conclusively demonstrate the economic sustainability and profitability of the Mount Hope Project.  We are very pleased to submit this Plan of Operations to the BLM for permitting, and we look forward to a very bright future at Mount Hope for over half a century.”

Idaho General Mines, Inc. is an American mineral exploration company specializing in advanced-stage molybdenum projects.  Idaho General holds the Mount Hope Project in central Nevada which contains one of the largest molybdenum-porphyry deposits in the world, 920 million tons of mineralized material that will produce about 1.3 billion pounds of recoverable molybdenum during its 53-year lifetime.  The Idaho General portfolio contains additional advanced-stage, high-potential molybdenum, copper, and gold projects throughout the western United States.  Idaho General is led by a highly-qualified technical and financial management team.  Its stock trades on the OTC Bulletin Board under the symbol “IGMI”, and its website is www.idahogeneralmines.com.

Statements made which are not historical facts, such as anticipated payments, production, exploration results and plans, costs, prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production, exploration risks and results, political risks, project development risks and ability to raise financing. Refer to the company's Form 8-K, 10-QSB and 10-KSB reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements. Cautionary Note to Investors -- The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms and statements in this news release that the SEC guidelines strictly prohibit us from including in our filing with the SEC. U.S. investors are urged to consider closely the disclosure in our filings with the SEC. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact Information:

Robert L. Dumont, Vice-President

Idaho General Mines, Inc.

Phone: (509) 838-1213